Exhibit 10.1

Vesting of Stock Options and Restricted Stock Units (RSUs)

As a modification of the terms of his prior award agreements, all Company stock options and Restricted Stock Units (RSUs) previously awarded to Jeffrey J. O’Neill which have not yet vested as of February 24, 2014 shall not expire upon separation of employment from the Company and shall be deemed vested upon the expiration of the period in Section 8(d)(6) of his Separation Agreement. All such stock options must be exercised within six (6) months of the Separation Date (February 24, 2014) and may be exercised on a cashless basis.